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                                                                    EXHIBIT 10.1


                                FIRST AMENDMENT
                                      TO
                              LOOMIS, FARGO & CO.
                            1997 STOCK OPTION PLAN

     This First Amendment to the Loomis, Fargo & Co. 1997 Stock Option Plan (this "Amendment"), dated as of August 30, 2000, amends the Loomis, Fargo & Co. 1997 Stock Option Plan (the "Plan") adopted as of August 15, 1997 by the Board of Directors of Loomis, Fargo & Co., a Delaware corporation (the "Company").

     WHEREAS, the Company has previously established the Plan whereby certain employees of the Company have been granted options (the "Options") to purchase shares of the common stock, $0.01 par value ("Common Stock"), of the Company; and

     WHEREAS, the Board of Directors of the Company, pursuant to resolutions duly adopted by the Board of Directors at a meeting duly called and held on August 30, 2000, together with the stockholders of the Company, pursuant to a unanimous written consent of stockholders dated August 30, 2000, in accordance with Section 10.2 of the Plan, have approved an amendment to the Plan on the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, the Plan is hereby amended as follows:

1. Amendment of Section 6.5. Section 6.5 of the Plan is hereby amended and restated to read in its entirety as follows:

  "6.5 EXERCISE OF STOCK OPTIONS. The Stock Option exercise price shall be paid in cash. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms; provided, that such agreements or procedures shall be administrative in nature and shall not impose any special liability or risk of loss on the Company with respect to any such transaction other than the payment of ordinary fees and expenses necessary for administering any such procedures. In determining whether to permit such alternative method by which a Participant may pay the exercise price, the Committee may consider such factors as it determines are appropriate; provided, however, that with respect to ISOs, such discretionary determination by the Committee shall be made at the time of grant and specified in the Stock Option Agreement."

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2.  Amendment of Section 6.8(b).  Section 6.8(b) of the Plan is hereby amended and restated to read in its entirety as follows:

  "(c) Term. Each Initial Stock Option shall expire on, and shall not be exercised on and after, the 7th anniversary of the date of grant."

3. Amendment of Section 6.8(c). Section 6.8(c) of the Plan is hereby amended and restated to read in its entirety as follows:

  "(c) Exercisability. Each Initial Stock Option shall become exercisable on the 6th anniversary of the date of grant."

4. Amendment of Section 6.8(d). Section 6.8(d) of the Plan is hereby amended by deleting "10th anniversary" in the first sentence and replacing it with "6th anniversary".

5. Deletion of Section 7.2. Section 7.2 of the Plan is hereby deleted in its entirety.

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